Transcript of ShengdaTech Inc. (SDTH) 2010 3rd Quarter Earnings Conference Call November 8, 2010

Participants
Xiangzhi Chen, Chairman and Chief Executive Officer
Anhui Guo, Chief Operating Officer and Acting Chief Financial Officer
Crocker Coulson, CCG Investor Relations, President
Karen Wang, CCG Investor Relations, Translator

Presentation

Operator
Greetings and welcome to ShengdaTech 2010 3rd Quarter Earnings Conference Call.  At this time, all participants are on a listen-only mode.  A brief question and answer session will follow the formal presentation.  If anyone should require operator assistance during the conference, please press *0 on your telephone keypad.  As a reminder, this conference is being recorded.

It is now my pleasure to introduce your host, Mr. Crocker Coulson, President of CCG Investor Relations.  Thank you, Mr. Coulson, you may begin.

Crocker Coulson – CCG Investor Relations – President
Thanks a lot.  Good morning, ladies and gentlemen, and good evening to those of you who are joining us from China.  I’m Crocker Coulson from CCG Investor Relations, the company’s Investor Relations firm.

Joining us from China, I’m pleased to say, are Mr. Xiangzhi Chen, ShengdaTech’s Chairman and CEO; and Ms. Anhui Guo, Chief Operating Officer and Acting Chief Financial Officer.  Also joining us from China today is CCG’s Karen Wang, who will provide translation for your questions and answers later on this call.

Before we get started, I’d like to remind our listeners that in this call, management’s prepared remarks contain forward-looking statements and these are subject to risks and uncertainties and management may make some additional forward-looking statements in response to your questions.  Therefore, the company claims the protection of the Safe Harbor for forward-looking statements that is contained in the Private Securities Litigation Reform Act of 1995.

Actual results may differ from those discussed today due to various risks, including but not limited to such factors as unanticipated changes in product demand especially in the tire and PVC industries, the ability to attract new customers, the ability to prepare for growth, plant manufacturing capacity expansion, ability to increase product applications, and other information that is detailed from time to time in our filings and future filings with the SEC.
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Transcript of ShengdaTech Inc. (SDTH) 2010 3rd Quarter Earnings Conference Call November 8, 2010

Accordingly, although ShengdaTech believes these expectations reflected in the forward-looking statements are reasonable, we can provide no assurance that such expectations will prove to be correct.  In addition, any projections as to our future performance represent management’s estimates as of today, November 8, 2010.  ShengdaTech assumes no obligation to update these projections in the future as market conditions change.

At this point, I’d also like to note that in this call we will be discussing a non-GAAP financial measure, EBITDA, which stands for earnings before interest, taxes, depreciation, and amortization.  We present this financial measure as a supplement to our GAAP results because we believe it provides useful information in analyzing and benchmarking the performance of our operations and will assist investors in analyzing our year-over-year financial performance.  We would encourage you to please visit today’s earnings press release for a complete reconciliation of EBITDA to net income.

With those formalities out of the way, it is now my pleasure to turn this call over to ShengdaTech’s Chairman and CEO, Mr. Chen, who will provide you with some brief opening remarks.  Chen-zong.

Xiangzhi Chen – ShengdaTech Inc. – Chairman and Chief Executive Officer
(Chinese)

Karen Wang – CCG Investor Relations – Translator
Thank you, Mr.  Chen.  I will translate CEO’s comments.  Thank you, Crocker.  Good morning, everyone, and welcome to our third quarter 2010 earnings conference call.  I’m pleased again to report that in the third quarter, our revenue and net income continued to exhibit strong growth as we made significant progress to advance our NPCC business while building momentum by increasing capacity utilization at our new Anhui facility, reaching success in delivering initial sales of our new NPCC application for asphalt and strengthening our international sales and marketing department.

I’m proud to report that ShengdaTech achieved robust results in the quarter, highlighted by net sales from continuing operations growing 35.6% to $34.4 million and a net income from continuing operations increasing 45.3% to $7 million.

Now, Crocker Coulson will provide a detailed operational review on my behalf.  I will participate in the questions and answers section along with Ms. Guo.  I sincerely thank you for your continued interest in ShengdaTech.  Crocker, please proceed.

Crocker Coulson – CCG Investor Relations – President
Thank you, Mr. Chen.

To begin with, I would like to highlight that we continued to achieve record NPCC revenues with each progressing quarter, reflecting the robust market demand for our products.  ShengdaTech continues to make measurable progress in successfully executing our plans to aggressively expand our capacity, accelerate research and development efforts, and provide world-class sales and technical service.
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Transcript of ShengdaTech Inc. (SDTH) 2010 3rd Quarter Earnings Conference Call November 8, 2010

During the third quarter, net sales increased by $9 million compared to the same period last year, primarily due to a rise in sales volume of 17,665 metric tons to reach 70,164 metric tons, up from 52,489 metric tons in the prior year period.  Our strong sales volume growth resulted mainly from the increased production capacity at our Zibo facility and, to a smaller extent, the start-up tonnage in the new Anhui facility.

Sales of plastic, adhesive, and rubber applications increased by $6.9 million, $2.4 million, and $0.6 million, respectively, as compared to the year ago period.  Sales of our paint, ink, and paper applications declined by $0.8 million due to specific customer needs and the timing of their purchases.  Sales of automobile undercoating applications remained stable from the prior year period.

The average selling price of NPCC for the quarter ended September 30 was approximately $491 per metric ton, an increase of $7 per metric ton from the average selling price of $484 for the prior year period.  The increase in our ASP was due to change in our pricing strategy and changes in our product mix based on changing market demands.  We expect our average selling price to fluctuate within a relatively small range throughout the rest of 2010 and we believe the quality of our products and our strong technical service in customizing NPCC products will allow us to maintain a stable price structure for the foreseeable future.

China’s economy, as many of you know, continues to grow and recent manufacturing data suggests the period of economic slowdown is coming to an end.  China’s Purchasing Managers’ Index, which measures manufacturing growth, rose to 51.7% in August of 2010 from 51.2% in July of 2010.  Since our NPCC products are key ingredients in the manufacturing of a wide range of applications, we expect to continue benefiting from China’s manufacturing growth.

During the third quarter, we added 12 new domestic customers, of which two new customers were asphalt manufacturers using this latest high potential NPCC application.  Our NPCC application for asphalt represents an outstanding market opportunity.  In 2009, approximately 2.6 million metric tons of modified asphalt were produced in mainland China.  We anticipate that the demand for NPCC used in the production of modified asphalt will be 100,000 metric tons per year in China and up to 1 million metric tons worldwide.

Our R&D team and salesforce are working closely in seeking for more potential asphalt manufacturers for testing and have received positive feedback from the customers.  However, as we have stated, because of the required testing and qualification process for this product, the sales cycle has been somewhat longer than other applications.  During the third quarter, we only generated $14,000 in net sales from asphalt, primarily because winter is coming and cold weather has an impact on the outdoor testing.  So our potential customers decided to postpone the outdoor testing.
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Transcript of ShengdaTech Inc. (SDTH) 2010 3rd Quarter Earnings Conference Call November 8, 2010

However, we expect generation of orders to accelerate in the near future.  In addition, we are in the process of applying for a patent on our asphalt application in order to fully capitalize on the growth opportunities and reap maximum benefits from our intensive R&D efforts.

Our pipeline of new customers is strong and is expanding.  We are currently working with 49 domestic prospective customers, of which 41 are in the testing phase.  In addition, we continue to explore opportunities in the international market by expanding our international sales and marketing department.  We currently have 35 international customers in the testing phase, including 9 in the Asia-Pacific region, 12 in Europe, and 14 in North America.

During the third quarter of this year, the international sales accounted for only 1% of our net sales, mainly due to the continuing impact of the financial crisis in these developed economies.  We expect to see international sales pick up as the global economy shows some early recovery signs and manufacturers are bouncing back and will begin to recognize the cost savings and quality improvement they can get from using our products.

As most of you are aware, our research and development capabilities differentiate us sharply from our competition.  Our approach to innovation requires continued technological progress, setting higher quality standards, continually expanding our staff of highly educated professional chemists, maintaining a strong commitment to R&D, and increasing the pace of our product development and improving our cycle times to market.

We’re working hard on improved NPCC applications for both existing products such as latex and adhesives.  An important new R&D area is NPCC for the paper industry, which represents a much larger end market than the coated paper market that we currently serve.  In the US, the largest paper producers currently use PCC in their paper manufacturing processes.  We believe that PCC will be rapidly replaced once the manufacturers are introduced to the significantly improved performance results and cost advantages they can achieve with ShengdaTech NPCC applications.

Other applications in early stages of study include cosmetics, specialty plastics, food and beverage, electronics, and medicine.  We expect to sustain our market leadership by continuing to expand our capacity.  By the end of 2010, we will increase our capacity from 260,000 metric tons to 300,000 metric tons with the addition of new lines totaling 40,000 metric tons at our Zibo facility.

We are also ramping up utilization at our new 10,000 metric ton facility in Anhui, which is currently operating at 100% of utilization.  We very carefully monitor market demand and general economic conditions to identify the most favorable time to build out additional lines at Zibo and Anhui facilities, where we have the space for significant expansion as justified.

Before I get into our financial results, I would like to encourage all of you to read our 10-Q filed with the SEC earlier today for more detailed financial disclosures.  Furthermore, I’d like to mention that the company is actively searching for a new CFO, but in the interim, Ms. Guo, who was our CFO from March of 2006 to April of 2009, has been appointed as acting CFO and is taking care of all those requirements.
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Transcript of ShengdaTech Inc. (SDTH) 2010 3rd Quarter Earnings Conference Call November 8, 2010

Now I would like to discuss the company’s financial performance in more detail.  Our total net revenues from continuing operations in Q3 increased by 35.6% to $34.4 million, up from $25.4 million a year ago.  This growth was largely due to higher sales volume as a result of our expanded production capacity, the improved capacity utilization to meet the growing market demand as well as the increases in average selling prices.

Our gross profit increased 39% to $14 million from $10.1 million in the same period in 2009.  Gross margin increased by 1% from 39.7% a year ago to 40.7% in Q3.  The increase was mainly due to increase in average selling prices on NPCC products, partially offset by an increase in raw material costs and other production expenses.

SG&A was at $2.5 million, up $0.6 million from $1.9 million in Q3 of ’09, and this was primarily due to the expansion of our international sales and marketing department.  G&A expenses increased 36.5% year over year as a result of increased R&D expenses, the amortization of land use rights, and related property tax for the Zibo facility and other expenses, which were partially offset by some lower professional service fees.

As a result, operating income increased by approximately $3.3 million, or 40.6% as compared to Q3 ’09.

Interest expense related primarily to our convertible notes was $3.5 million, an overall increase of $0.7 million compared to the prior year period.

Income tax expense rose to $1 million in Q3 versus $0.6 million a year ago.  The effective income tax rate was 12.1% for the three-month period, up from 10.4% in Q3 of ’09.  The increase in our effective tax rate was primarily due to an increase in our Tai’an, Shandong facility income tax to 25% in 2010, up from 12.5% in 2009, as that favorable tax status expired.

Net income from continuing operations increased 45.3% to $7 million, up from $4.8 million in the prior year period.  Fully diluted earnings per share from continuing operations were $0.13, up from $0.09 in the same quarter of 2009.  Our EBITDA was $13.2 million in Q3, up 40.4% from $9.4 million in Q3 ’09.

Now let us briefly discuss the balance sheet.  As of September 30, 2010, ShengdaTech had cash of $120.6 million, up from $116 million at year end.  Our cash position as of September 30 exceeds total liabilities.

Days Sales Outstanding, which is a measure of receivables collection effectiveness, was at 60 days in the nine months ended September 30, 2010.  As of September 30, there were no overdue accounts receivable.  Shareholders’ equity rose to $196.4 million from $170.6 million as of December 31, 2009.
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Transcript of ShengdaTech Inc. (SDTH) 2010 3rd Quarter Earnings Conference Call November 8, 2010

Net cash flow provided from operating activities increased to $31.4 million, and that is up from $17.7 million for the same period in 2009, primarily due to the increased sales levels.  We continue to invest in production capacity in the third quarter of 2010.

For the nine months ended September 30, we spent approximately $28.4 million on CapEx, of which $3.8 million was for the payment for our December 2009 acquisition of the Anhui facility, $14.7 million was for additional land use rights at that facility, and $9.4 million was for the purchase of equipment and the construction of Phase II production lines of the Zibo facility, and the remaining $0.5 million was for purchasing equipment and plant reconstruction in Anhui.

We maintain our 2010 guidance for revenue and net income from continuing operations to be in the range of $123 million to $126 million for revenues, and $25 million to $27 million for net income.

We expect to invest approximately $13.5 million in CapEx in Q4 of 2010.  Out of that, about $7.6 million will be used for the construction of Phase 2 at the Anhui facility, including purchasing equipment for the production line with 40,000 metric tons of NPCC and the construction of the plant, which can hold a total capacity of 100,000 metric tons.  Another $5.9 million will be spent on purchasing mine rates for our Zibo facility.  We are going to fund our CapEx for 2010 from cash on hand and cash from operations.

In closing, we believe the company’s overall strategy, which includes our planned capacity expansion over the next few years is going to let us capture an increasing market share of the rapidly growing NPCC market.

We take a lot of pride in developing forward-looking technologies that help our customers develop new products for their customers, as this is the fundamental platform for our growth.  We remain very confident that ShengdaTech is well positioned to continue our record of highly favorable financial performance in the years to come.

With that preliminary discussion out of the way, I would now like to turn this call over to the listeners, and we will address any questions that you have for the senior management.  We’d like to take initially one question from each participant, and hope to return back to you for a follow up question if we have sufficient time.

Operator, let us kick-off with the Q&A.

Operator
Certainly, sir.  Ladies and gentlemen, at this time, we will be conducting a question and answer session.  If you would like to ask a question, please press *1 on your telephone keypad.  A confirmation tone will indicate your line is in the question queue.  You may press *2 if you would like to remove your question from the queue.  And for participants using speaker equipment, it may be necessary to pick up your handset before pressing the * keys.  Once again, if you would like to ask a question, please press *1 on your telephone keypad and as a reminder, please limit yourself to one question then rejoin the question queue.
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Transcript of ShengdaTech Inc. (SDTH) 2010 3rd Quarter Earnings Conference Call November 8, 2010

Our first question today comes from the line of Katherine Lu with Oppenheimer & Company.  Please proceed with your question.

Katherine Lu – Oppenheimer & Company
Hi, good evening Mr. Chen and Ms. Guo, and Crocker.  Thank you for taking my question.  Congratulations on a very strong quarter and the progress you made on asphalt.  I’m just wondering if you can elaborate the export opportunity and some of the feedback you got from the first shipments and your expectation for the additional shipment in the coming months.

Crocker Coulson – CCG Investor Relations – President
Karen, can you please translate the question?  Karen?

Karen Wang – CCG Investor Relations – Translator
Can you hear me?

Crocker Coulson – CCG Investor Relations – President
Now we can?

Karen Wang – CCG Investor Relations – Translator
Okay.  (Chinese)

Xiangzhi Chen – ShengdaTech Inc. – Chairman and Chief Executive Officer
Okay.  (Chinese)  Okay.

Karen Wang – CCG Investor Relations – Translator
Okay.  Hi, Katherine.  To answer your question, right now, the company has four clients in the asphalt application field and they have done a good job in satisfying the client’s demand and although the winter is coming, but the company will try to continue their testing in the southern parts of China and they expect the sales in this field will have a promising future in the next year.

Katherine Lu – Oppenheimer & Company
Okay.  Thank you.  Can I quickly ask you for the first shipment, how many customers were included in the first shipment?

Karen Wang – CCG Investor Relations – Translator
(Chinese)

Anhui Guo – ShengdaTech Inc. – Chief Operating Officer and Acting Chief Financial Officer
(Chinese)

Karen Wang – CCG Investor Relations – Translator
Two clients.

Katherine Lu – Oppenheimer & Company
Okay, great.  Thank you.  I will get back to the queue.
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Transcript of ShengdaTech Inc. (SDTH) 2010 3rd Quarter Earnings Conference Call November 8, 2010

Operator
Thank you.  Ladies and gentlemen, our next question comes from the line of Steve Chen [ph] with Roth Capital Partners.  Please proceed with your question.

Steve Chen – Roth Capital Partners
Good evening, everyone.  Thank you for taking my call.  My first question is regarding your Q4 guidance.  I just noticed after another strong quarter, you just maintained your full year guidance indicating the Q4 revenue and net income will decline both sequentially and year over year.  So can you give us any color on that?  Do you see any slowdown on the end market?  Thank you.

Karen Wang – CCG Investor Relations – Translator
(Chinese)

Anhui Guo – ShengdaTech Inc. – Chief Operating Officer and Acting Chief Financial Officer
(Chinese)

Steve Chen – Roth Capital Partners
Thank you.  But based on the number… so your Q4 revenue will also occur… sequentially decline.  So did you see any slowdown from the end market?  (Chinese)

Anhui Guo – ShengdaTech Inc. – Chief Operating Officer and Acting Chief Financial Officer
(Chinese)

Steve Chen – Roth Capital Partners
(Chinese)

Anhui Guo – ShengdaTech Inc. – Chief Operating Officer and Acting Chief Financial Officer
(Chinese)

Steve Chen – Roth Capital Partners
Okay.

Karen Wang – CCG Investor Relations – Translator
Okay.  Let me translate Ms. Guo’s answer.  First of all, the company doesn’t have plans to adjust its 2010 guidance, which was provided previously.  Right now, so far, the company doesn’t see any signal of slowing down of revenues in the market.  And actually, the company will expect a moderate increase of its raw material cost, but they still feel confident that performance of the fourth quarter will be consistent as the previous quarters.

Operator
Thank you.  Our next question comes from the line of Jodi Dai with Global Hunter Securities.  Please proceed with your question.
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Transcript of ShengdaTech Inc. (SDTH) 2010 3rd Quarter Earnings Conference Call November 8, 2010

Jodi Dai – Global Hunter Securities
Hi.  This is Jodi Dai.  Thanks for taking our questions.  I have a quick, first of all, a housekeeping question on the account payable days.  We noticed that the account payable days were reduced a lot during the quarter.  So we wonder what has changed and then what should we expect for going forward?  Thank you.

Karen Wang – CCG Investor Relations – Translator
(Chinese)

Anhui Guo – ShengdaTech Inc. – Chief Operating Officer and Acting Chief Financial Officer
Okay.  (Chinese)

Karen Wang – CCG Investor Relations – Translator
To answer your question, the company has adjusted its credit policy with its business partners including suppliers and the customers.  And in the customers’ side, the company has prolonged its payment collection days to 90 days at the most and in the suppliers’ side, they also extend the grace period of payment… of payable days.

Operator
Thank you.  Ladies and gentlemen, our next question comes from the line of Al Asaeed (ph), a private investor.  Please proceed with your question.

Al Asaeed (ph) – Private Investor
Yes.  Good evening.  What are you people going to do to change the depressed trading range of your stock?  It’s been in there between the $4 to $6 range for the past four and a half years roughly since you have been public and when are we going to get it back above and beyond the stock price that was the January 3, 2008 when our stock was close to $16 a share?

Crocker Coulson – CCG Investor Relations – President
Al, let me take that question.  The company has a strict policy not to comment on its share price.  The company is focused on operations, delivering excellent financial results, and the market will have to take care of itself.  Thank you.

Operator, next question.

Operator
Thank you.  Ladies and gentlemen, as a reminder, if you would like to ask a question, please press *1 on your telephone keypad at this time.

Our next question comes from the line of Katherine Lu with Oppenheimer & Company.  Please proceed with your question.

Katherine Lu – Oppenheimer & Company
Hi.  Thank you for taking my followup.  My question is regarding the facility utilization rate as well as the expansion plan.  I understand your facility actually is running above 100% utilization rate this quarter and it’s probably about 108% this quarter.  Your asphalt sales accounted a substantial amount of the capacity in 3Q.  And I’m just wondering, going into 4Q with October already behind us, what kind of facility utilization rates you have seen so far and what is your expectation for the rest of the quarter?  And in addition… yes, in addition, would you be able to share with us some color in terms of your expansion plan at the Anhui facility at this point?
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Transcript of ShengdaTech Inc. (SDTH) 2010 3rd Quarter Earnings Conference Call November 8, 2010

Karen Wang – CCG Investor Relations – Translator
Okay.  (Chinese)

Anhui Guo – ShengdaTech Inc. – Chief Operating Officer and Acting Chief Financial Officer
Okay.  (Chinese)

Karen Wang – CCG Investor Relations – Translator
Hi, Katherine.  To answer your question, why the company’s production capacity utilization rate will be more than 100%, that is because the company’s production lines are designed as the total production days will be 300 days a year.  But the actually, the actual production days normally will be more than 300 days and even they will… sometimes they will reach 340 days each year.  So to forecast the production facility utilization rate in the fourth quarter, you can do some calculation based on their previous performance that is for the previous three quarters, you can see actually.  So the company’s utilization rates keep consistent now.

And to tell you more about… and to tell you about the company’s expansion plan, as you know, they signed an agreement with Anhui government that the company is going to invest in 200,000 metric tons NPCC production lines before January 2013 and this big project will be completed by three phases.

And in addition, the company is going to complete the construction of 40,000 metric tons NPCC lines in Zibo by the end of November that is this month.  So by the end of November, the company’s total production capacity will reach 300,000 metric tons NPCC.  And by 2013, the total production capacity will be around 500,000 metric tons.  Thank you.

Katherine Lu – Oppenheimer & Company
Okay.  Thank you.  This is really helpful.  I just wanted to do a quick followup and I think just in terms of the 3Q utilization rate, it looks like asphalt sales accounted a substantial amount of the capacity, which on the other hand means the shipments to the existing end market kind of moderated.  So, I am just wondering…

Crocker Coulson – CCG Investor Relations – President
I think that’s a misunderstanding but we can let management clarify it.

Katherine Lu – Oppenheimer & Company
Okay.  So I’m just wondering is that mainly due to the need to cater the demand on the asphalt side because the winter is coming or is there anything changing in other end market.  Thank you.
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Transcript of ShengdaTech Inc. (SDTH) 2010 3rd Quarter Earnings Conference Call November 8, 2010

Crocker Coulson – CCG Investor Relations – President
You know, just have to clarify, the asphalt sales in Q3 were only $14,000.  So these were still trial sales; this is not full scale utilization.  So it was not a significant part of Q3 mix.  Do you still want to ask the question?

Katherine Lu – Oppenheimer & Company
I think… okay, yes.  That’s fine.

Crocker Coulson – CCG Investor Relations – President
Can we skip the question or do you still want me to…

Katherine Lu – Oppenheimer & Company
Yes.  I think I’m good.  Yes.

Crocker Coulson – CCG Investor Relations – President
Okay.

Katherine Lu – Oppenheimer & Company
Thank you.

Operator
Thank you.  Our next question comes from the line of Jodi Dai with Global Hunter Securities.  Please proceed with your question.

Jodi Dai – Global Hunter Securities
Hi, this is Jodi.  Thanks for taking our followup.  Just in terms of the increase in ASP, I wonder if you guys can give some comments on what’s the split between the pricing strategy and the mix shift.  Basically, which part contributed more in the quarter?  Thanks.

Karen Wang – CCG Investor Relations – Translator
(Chinese)

Anhui Guo – ShengdaTech Inc. – Chief Operating Officer and Acting Chief Financial Officer
Okay.  (Chinese)

Jodi Dai – Global Hunter Securities
(Chinese)

Crocker Coulson – CCG Investor Relations – President
I am sorry.  Karen, before we go forward, can we translate.

Karen Wang – CCG Investor Relations – Translator
Sure.

Crocker Coulson – CCG Investor Relations – President
We have people who don’t speak Mandarin.
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Transcript of ShengdaTech Inc. (SDTH) 2010 3rd Quarter Earnings Conference Call November 8, 2010

Karen Wang – CCG Investor Relations – Translator
Okay.  To answer your questions, the company’s ASP increased in the third quarter, which targeted $491 and which was $7 higher than a year ago quarter.  That is because of the increased sales to the NPCC application in the plastic, rubber, and adhesive field.  And the second reason is the company has secured more new clients, which they applied new sales policy.  They increased the credit days, that means the receivable collection days were increased and to be consistent with that, they also… the company also increased the selling price to these new clients.

Jodi Dai – Global Hunter Securities
Thanks.  And just as a followup, so you mentioned increasing the raw material cost during the quarter, we wonder what impact would it have for the rest of the year?  Thank you.

Karen Wang – CCG Investor Relations – Translator
(Chinese)

Anhui Guo – ShengdaTech Inc. – Chief Operating Officer and Acting Chief Financial Officer
(Chinese)

Karen Wang – CCG Investor Relations – Translator
Okay.  The main raw material for ShengdaTech is limestone and the management expects the limestone price will keep stable.  And another major material is coal and recently, the price of coal has been increasing and the management expects the increasing momentum will continue.

Crocker Coulson – CCG Investor Relations – President
Great.  So, operator, I think we’ve now answered all the questions, is that correct?

Operator
That is correct, sir.  We have no further questions in our queue.

Crocker Coulson – CCG Investor Relations – President
Excellent.  Well, we certainly had some very thoughtful questions this morning and we really want to express our appreciation for everybody that spent some time with us talking about ShengdaTech’s Q3 results.  If any of you are traveling to China, feel free to call us.  The company is always willing to arrange tours of their facilities.  And we look forward to talking to you early part of next year to talk about the full year results.

Operator, this now does wrap up our Q3 2010 earnings conference call.
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